UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 22, 2014

XcelMobility Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-54333	98-0561888
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2225 East Bayshore Road, Suite 200
Palo A lot, CA	94303
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 632-4210

Former Name or Former Address, if Changed Since Last Report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1	Entry Into a Material Definitive Agreement

On September 22, 2014, XcelMobility Inc., a Nevada corporation (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with Shenzhen CC Power Corporation, an indirect subsidiary of the Company (“CC Power”), Xianjiang Silvercreek Digital Technology Co., Ltd. (“Silvercreek”) and the shareholders of Silvercreek identified therein (the “Selling Shareholders”).

Pursuant to the terms of the Agreement, CC Power will acquire certain assets of Silvercreek relating to its online sports lottery business unit (the “Assets”) in exchange for the issuance of up to 80,000,000 shares of common stock of the Company (the “Shares”) to the Selling Shareholders (the “Transaction”). No Shares will be issued upon the closing date of the transaction. The Shares will be issued to the Selling Shareholders on a pro rata basis and upon achievement of the following milestones: (i) 10,000,000 Shares to be issued in the event that CC Power derives initial online lottery sales revenue (“Lottery Revenue”) of over 10,000 RMB per month from the business developed in connection with the Assets on or before October 1, 2014; (ii) 10,000,000 Shares to be issued in the event that CC Power derives Lottery Revenue of over 3,000,000 RMB per month from the business developed in connection with the Assets on or before March 31, 2015; (iii) 10,000,000 Shares to be issued in the event that CC Power derives initial online lottery sales revenue of over 20,000,000 RMB per month from the business developed in connection with the Assets on or before December 31, 2015; (iv) 40,000,000 Shares to be issued in the event that CC power obtains a lottery gaming license from the People’s Republic of China; and (v) 10,000,000 Shares to be issued based on the achievement of certain incentives as determined by the board of directors of the Company.

The Agreement and the Transaction has been approved by the boards of directors of the Company, CC Power and Silvercreek. Subject to any requisite approvals, and other customary closing conditions, the Transaction is expected to be completed no later than three (3) business days after the closing conditions set forth in the Agreement have either been satisfied or waived by the appropriate party.

The Agreement includes customary representations, warranties and covenants of the Company, CC Power, Silvercreek and the Selling Shareholders made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Agreement and are not intended to provide factual, business, or financial information about the Company, CC Power, Silvercreek and the Selling Shareholders. Moreover, some of those representations and warranties (i) may not be accurate or complete as of any specified date, (ii) may be subject to a contractual standard of materiality different from those generally applicable to shareholders or different from what a shareholder might view as material, (iii) may have been used for purposes of allocating risk among the Company, CC Power, Silvercreek and the Selling Shareholders, rather than establishing matters as facts, or (iv) may have been qualified by certain disclosures not reflected in the Agreement that were made to the other party in connection with the negotiation of the Agreement and generally were solely for the benefit of the parties to that agreement. The Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that has been, is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements and other documents that the Company files with the SEC.

The Company has agreed to appoint Mr. Zhixiong Wei as an officer of the Company. Mr. Wei will also be appointed as a member of the board of directors of the Company if the Company derives Lottery Revenue of at least 20,000,000 RMB per month from the business developed in connection with the Assets on or before December 31, 2015.

The Agreement includes various termination provisions, including the right of the parties to terminate the Agreement (i) upon mutual agreement, (ii) upon a material adverse change or material breach by either party, (iii) or if the Transaction is not consummated on or before September 30, 2015.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is included as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated by reference herein.

SECTION 8 – OTHER EVENTS

Item 8.01	Other Events

On September 29, 2014, the Company issued a press release describing the Agreement and the Transaction.

A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

2.1	Asset Purchase Agreement, dated September 22, 2014, between XcelMobility, Inc., Shenzhen CC Power Corporation, Xinjiang Silvercreek Digital Technology Co., Ltd. (“Silvercreek”) and the shareholders of Silvercreek set forth in the signature pages thereto.

99.1	Press Release, dated September 29, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XcelMobility Inc.,
a Nevada Corporation

Dated: October 9, 2014	/s/ Renyan Ge
Renyan Ge
Chief Executive Officer